Exhibit 99.4
American International Group, Inc.
Offer to Exchange up to
$4,000,000,000 8.175% Series A-6 Junior Subordinated Debentures
Which Have Been Registered Under the Securities Act of 1933

for

All Outstanding Unregistered
$4,000,000,000 8.175% Series A-6 Junior Subordinated Debentures

To Our Clients:

We are enclosing herewith (i) a Prospectus dated             , 2009 of American International Group, Inc. (the “Company”), (ii) a related Letter of Transmittal (which together with the Prospectus constitutes the “Exchange Offer”) relating to the offer by the Company to exchange up to $4,000,000,000 aggregate principal amount of its 8.175% Series A-6 Junior Subordinated Debentures (the “New Junior Subordinated Debentures”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $4,000,000,000 aggregate principal amount of its outstanding 8.175% Series A-6 Junior Subordinated Debentures (the “Old Junior Subordinated Debentures”), upon the terms and subject to the conditions set forth in the Exchange Offer and (iii) an Instruction to Registered Holder from Beneficial Owner (the “Instruction Letter”).

PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON             , 2009 UNLESS EXTENDED. THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF OLD JUNIOR SUBORDINATED DEBENTURES BEING TENDERED.

We are the holder of record of Old Junior Subordinated Debentures for your account. A tender of such Old Junior Subordinated Debentures can be made only by us as the record holder pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Junior Subordinated Debentures held by us for your account.

We request instructions as to whether you wish to tender any or all of the Old Junior Subordinated Debentures held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may make on your behalf the representations and warranties contained in the Letter of Transmittal. In this regard, please complete the enclosed Instruction Letter and return it to us as soon as practicable.

Pursuant to the Letter of Transmittal, each tendering holder of Old Junior Subordinated Debentures (a “Holder”) will represent to the Company that (i) the New Junior Subordinated Debentures to be acquired pursuant to the Exchange Offer will be acquired in the ordinary course of business of the person acquiring the New Junior Subordinated Debentures, whether or not such person is the Holder, (ii) neither the Holder nor any person receiving any New Junior Subordinated Debentures directly or indirectly from the Holder pursuant to the Exchange Offer (if not a broker-dealer referred to in the last sentence of this paragraph) is engaging or intends to engage in the distribution of the New Junior Subordinated Debentures and none of them have any arrangement or understanding with any person to participate in the distribution of the New Junior Subordinated Debentures, (iii) the Holder and each person receiving any New Junior Subordinated Debentures directly or indirectly from the Holder pursuant to the Exchange Offer acknowledge and agree that any broker-dealer or any person participating in the Exchange Offer for the purpose of distributing the New Junior Subordinated Debentures (x) must comply with the registration and prospectus delivery requirements of the Securities Act, in connection with a secondary resale transaction of the New Junior Subordinated Debentures acquired by such person and (y) cannot rely on the position of the staff of the Securities and Exchange Commission set forth in the Morgan Stanley & Co. Incorporated no action letter (available June 5, 1991) or the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) or similar letters, (iv) the Holder and each person receiving any New Junior Subordinated Debentures directly or indirectly from the Holder pursuant to the Exchange Offer understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement and (v) neither the Holder nor any person receiving any New Junior Subordinated Debentures directly or indirectly from the Holder pursuant to the Exchange Offer is an “affiliate” of the Company, as defined under Rule 405 under the Securities Act. If the Holder is a broker-dealer that will receive New Junior Subordinated Debentures for its own account in exchange for Old Junior

Subordinated Debentures that were acquired as a result of market making or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Junior Subordinated Debentures received in respect of such Old Junior Subordinated Debentures pursuant to the Exchange Offer; however, by so acknowledging and by delivering a prospectus, the Holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Very truly yours,

AMERICAN INTERNATIONAL GROUP, INC.

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